Exhibit 10.9

Agreement on the Shared Occupation of Xinhai Yihecheng Health Management Center (Club)

Party A: Xinhai Yihecheng Pension Operation Services Co., Ltd. (seal)
Party B: Zhou Hongxiao Special Seal for Contract of Longduoduo Health Technology Co., Ltd. (seal)

For the need of cooperation and in accordance with the relevant provisions of the Civil Code of the People’s Republic of China, the following Agreement is reached by both parties, on the basis of equality and voluntariness through friendly negotiation, on the shared occupation of Xinhai Yihecheng Health Management Center (Club) owned by Party A:

I. Subject matter of the Agreement

The subject matter of the Agreement is the joint use right of Xinhai Yihecheng Health Management Center (Club) with an area of 2,916.69 m2 owned by Party A, which is used for internal meetings and reception of both parties during the term of the Agreement.

II. Term of the Agreement

The Agreement is valid from August 28, 2021 to August 27, 2022. After the expiration of the Agreement, both parties shall negotiate whether to renew the Agreement.

III. Agreement on expenses of the shared occupation

1. Party B shall properly use the facilities of the house and protect the original structure and equipment of the house from damage.

2. During the term of the Agreement, Party B may repair, decorate, upgrade and transform the shared house for its use needs without affecting the structure and appearance of the house, with the expenses incurred therefrom to be borne by Party B, provided that such repair, decoration, upgrade and transformation schemes shall be approved by Party A in advance.

3. Party B shall bear the expenses of low value consumables and other expenses incurred in the occupation of the Club;

4. The charges of water and electricity arising during the occupation of the Club shall be borne by Party B by paying the actual amounts thereof to Party A on a monthly basis, and the natural gas shall be solely charged by Party B before using it;

5. Party B shall bear the heating fee arising in the Club heating season at the price of RMB 34.35 yuan / m2 (including the heating compensation value of the hall on the first floor, and the part of the second floor and the third floor);

6. Party B shall provide and bear the expenses for the personnel and new equipment required in the use of the Club;

7. Party A shall deliver the existing fixed assets, facilities and equipment, catering utensils, etc., of the Club to Party B after inventory by both parties, and charge Party B RMB 20,000 yuan as the deposit of occupation, and Party B shall be compensate any damage thereof during use according to the price thereof;

8. All office furniture and supplies purchased by Party B shall be owned by Party B.

IV. Liability for breach of contract

1. Party B shall legally use the Club in accordance with the Agreement and shall not transfer it to others for occupation;

2. If Party B violates the provisions of the Agreement, Party A shall have the right to unilaterally terminate the Agreement;

3. Party B shall strictly follow the safe operation process during the occupation of the house and the facilities and equipment of the house, such as elevators, gas stoves, pressure cookers and various special equipment, and Party B shall bear the responsibility for accidents, if any, during the occupation.

V. The Agreement is made in duplicate, with each party holding one copy thereof, and both parties may sign a supplementary agreement through negotiation on matters not covered herein, in case of any dispute of which, they may apply for mediation or file a lawsuit to the local legal authority for settlement.

Party A: Xinhai Yihecheng Pension Operation Services Co., Ltd. (seal)	Party B: Zhou Hongxiao Special Seal for Contract of Longduoduo Health Technology Co., Ltd. (seal)
August 28, 2021	August 28, 2021